Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of BioRestorative Therapies, Inc. on Forms S-8 (Nos. 333-255681, 333-196299, 333-203310, 333-210555, 333-214621, 333-228434 and 333-233309) and S-3 (Nos. 333-269631 and 333-265052) of our report dated March 30, 2022, with respect to our audit of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiary as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2022. We were dismissed as auditors on September 13, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

Friedman llp

Marlton, New Jersey

March 24, 2023